Exhibit 3.37

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

HUNTSMAN PIGMENTS AMERICAS LLC

TO BECOME EFFECTIVE at 12:01 a.m. (Eastern Time) on November 2, 2015

1.                                      The name of the limited liability company is Huntsman Pigments Americas LLC.

2.                                      The Certificate of Formation of the limited liability company is hereby amended as follows:

“1.  The name of the limited liability company (the “Company” is Huntsman P&A Americas LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 30th day of October, 2015

SOLE MEMBER:

HUNTSMAN INTERNATIONAL LLC,
a Delaware limited liability company

By:
Name:	J. Kimo Esplin
Title:	Executive Vice President and
Chief Financial Officer